EXHIBIT 4.3

WARRANT AGREEMENT

This Warrant Agreement is made as of September 22, 2009, by and between North American Minerals Group Inc., an Alberta (Canada) corporation (the “Company”) and Registrar and Transfer Company (the “Warrant Agent”).

WHEREAS, the Company has determined to issue and deliver Warrant Certificates (the “Warrants”) entitling the registered holders of the Warrants to purchase an aggregate of up to 4,000,000 Class A common shares, without par value, (the “Common Shares”) of the Company;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they will be issued and may be exercised, and the respective rights, limitations and immunities of the Company, the Warrant Agent and the registered holders of the Warrants; and

WHEREAS, all acts and things necessary have been done and performed to make the Warrant, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided in this Agreement, the valid, binding and legal obligation of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

Article I
Execution and Countersignature of Warrants

1.01           Execution and Countersignature of Warrants.

(a)           Each Warrant shall be issued in registered form only and shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrants) (the “Issue Date”), shall be substantially in the form of Exhibit A attached hereto and incorporated herein, and shall be signed by, or bear the facsimile signature of, the President or Chief Executive Officer and Treasurer or Secretary of the Company and shall bear a facsimile of the Company’s seal. The Warrants shall also be manually countersigned by the Warrant Agent in the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b)          No Warrant may be exercised until it has been countersigned by the Warrant Agent. The Warrant Agent shall countersign a Warrant only if:

(i)           The Warrant is being initially issued hereunder;

(ii)           the Warrant is to be issued in exchange or substitution for one or more previously countersigned Warrants, as provided in this Agreement; or

(iii)           the Company instructs the Warrant Agent to do so.

(c)          Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant is invalid and of no effect.

Article II
Exercise Price, Duration and Exercise of Warrants

2.01           Exercise Price. Each Warrant, when countersigned by the Warrant Agent, shall entitle the registered holder or its registered assigns as reflected in the Warrant Register (defined below) (the “Registered Holder”) of the Warrant, subject to the provisions of this Agreement, to purchase from the Company one Class A Common Share, no par value, for each Warrant as stated on the face of the Warrant, subject to the adjustments provided in Article III of this Agreement, at the price of thirty U.S. cents (USD $0.30) per share (the “Exercise Price”) on or prior to the Expiration Date (as defined below). The Exercise Price shall refer to the price per share at which Common Shares may be purchased at the time a Warrant is exercised.  The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date for a period of not less than 10 business days; provided, however, that any such reduction shall be identical in percentage terms among all of the Warrants.

2.02           Duration of Warrants. Warrants may be exercised only during the period (the “Exercise Period”) commencing on the Issue Date of the subject Warrant until 5:00 PM (New York time) on the second anniversary date of the initial closing date; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized to close (each , a “Business Day”) than 5:00 PM (New York time) on the next following Business Day (the “Expiration Date”).  Except with respect to the right to receive the Redemption Price (as set forth in Article V hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide not less than twenty (20) days prior written notice to all Registered Holders of the Warrants of such extension.  Notwithstanding the foregoing, if notice has been given as provided in Article III hereof in connection with the liquidation, dissolution or winding up of the Company, the Warrants shall expire at the close of business on the third full business day before the date specified in the notice as the record date for determining holders of Common Shares entitled to receive any distribution upon the liquidation, dissolution or winding up; provided, however, that such date is at least five (5) business days after the date of the notice.

2.03           Exercise of Warrants.

(a)           A Warrant, when countersigned by the Warrant Agent, may be exercised by surrendering it at the office of the Warrant Agent located at 10 Commerce Drive, Cranford, New Jersey 07016, or at the office of its successor as warrant agent, on or before the Expiration Date, with the Exercise Form set forth in the Warrant duly completed and executed, and by paying in full, in lawful money of the United States, the Exercise Price for each full Warrant Share as to which the Warrant is exercised, and any applicable taxes as provided for in Section 2.03(d).

(b)           As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price, the Company shall issue to, or upon the order of, the Registered Holder(s) of the Warrant, in whatever name or names the Registered Holder may direct, a certificate or certificates for the number of full Warrant Shares to which the Registered Holder(s) are entitled, registered in the name or names specified by the Registered Holder(s), and, if the Warrant is not exercised in full, a new countersigned Warrant for the number of Warrant Shares as to which the Warrant has not been exercised. All Warrants surrendered shall be canceled by the Company.

(c)           Subject to Section 4.04 and notwithstanding the foregoing, the Company shall not be obligated to deliver any Warrant Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Warrants and the Warrant Shares is effective, and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holders reside. In the event that a registration statement with respect to the Warrants and the Warrant is not effective under the Securities Act, the Registered Holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, and in the event the Registered Holder is a purchaser of a unit containing such Warrant, will be deemed to have paid the full purchase price for the unit solely for the Common Shares included in such unit.  In no event will the Company be required to net cash settle the warrant exercise.  Warrants may not be exercised by, or Warrant Shares issued to, any Registered Holder in any state in which such exercise would be unlawful.

(d)           All Warrant Shares issued upon the exercise of a Warrant shall be duly and validly issued, fully paid and non-assessable, and the Company shall pay all taxes in connection with the issuance of such Warrant Shares. The Company shall not be required to pay any tax imposed in connection with any transfer involved in the issuance of a certificate for Warrant Shares in any name other than that of the Registered Holder(s) of the Warrant surrendered in connection with the purchase of the Warrant Shares.  In this case, the Company shall not be required to issue or deliver any Common Share certificate until the tax has been paid.

(e)           Each person in whose name any certificate for Warrant Shares is issued shall be deemed to have become the Registered Holder of record of the Warrant Shares on the date on which the Warrant was surrendered and payment of the Exercise Price and any applicable taxes was made, irrespective of the date of delivery of the certificate, except that, if the date of surrender and payment is a date when the stock transfer books of the Company are closed, a person shall be deemed to have become the Registered Holder of the Warrant Shares at the close of business on the next succeeding date on which the stock transfer books are open. Except as otherwise provided in Article IV, each person holding any Warrant Shares received upon exercise of Warrants shall be entitled to receive only dividends or distributions which are payable to holders of record on or after the date on which the person is deemed to become the holder of record of such Warrant Shares.

Article III
Adjustments

3.01           Stock Dividends – Stock Splits. If after the date of this Agreement, and subject to the provisions of Section 3.06 hereof, the number of outstanding Common Shares of the Company is increased by a stock dividend payable in Common Shares or by a stock split of Common Shares, then, on the day following the date fixed for the determination of holders of Common Shares entitled to receive the stock dividend or stock split, the number of Warrant Shares issuable on exercise of each Warrant shall be increased in proportion to the increase in outstanding Common Shares and the then applicable Exercise Price shall be correspondingly decreased.

3.02           Aggregation of Shares. If after the date of this Agreement, and subject to the provisions of Section 3.06 hereof, the number of outstanding Common Shares of the Company is decreased by a combination or reclassification of Common Shares, then, after the effective date of the combination or reclassification, the number of Warrant Shares issuable on exercise of each Warrant shall be decreased in proportion to the decrease in outstanding Common Shares and the then applicable Exercise Price shall be correspondingly increased.

3.03           Reorganization, Etc. If after the date of this Agreement any capital reorganization or reclassification of the Common Shares of the Company, or consolidation or merger of the Company with another entity, or sale of all or substantially all of its assets to another entity is effective, then, as a condition of the reorganization, reclassification, consolidation, merger or sale, lawful and fair provision shall be made whereby the Registered Holders after the transaction shall have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Warrant Shares of the Company purchasable and receivable immediately prior to the transaction upon the exercise of the rights represented by the Warrants, the shares of stock, securities or assets that may be issued or payable with respect to or in exchange for a number of outstanding Common Shares equal to the number of Warrant Shares purchasable and receivable immediately prior to the transaction upon the exercise of the rights represented by the Warrants if the reorganization, reclassification, consolidation, merger or sale had not taken place. Appropriate provisions shall be made in connection with a reorganization, reclassification, consolidation, merger or sale with respect to the rights and interests of the Registered Holders to the end that the provision of this Agreement (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares purchasable upon exercise of the Warrants) shall immediately after the transaction be applicable as nearly as possible to any shares of stock, securities or assets deliverable immediately after the transaction upon the exercise of the Warrants. The Company shall not effect any consolidation, merger or sale unless, prior to the consummation of the transaction, the successor entity (if other than the Company) resulting from the consolidation or merger, or the entity purchasing the assets, assumes by written instrument executed and delivered to the Warrant Agent the obligation to deliver to the Registered Holders the shares of stock, securities or assets in accordance with the foregoing provisions that the Registered Holders may be entitled to purchase.

3.04           Notice of Change in Warrant. Upon any adjustment of the Exercise Price or the number of Warrant Shares issuable on exercise of a Warrant, then and in each case the Company shall give written notice of the adjustment to the Warrant Agent. The notice shall state the Exercise Price resulting from the adjustment and the increase or decrease, if any, in the number of Warrant Shares purchasable at that Exercise Price upon exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. The Company shall mail or cause to be mailed to each Registered Holder of Warrants at the address registered with the Company, a notice setting forth such change or adjustment. Failure to file a statement or to give notice, or any defect in a statement or notice, shall not affect the legality or validity of the changes or adjustments.

3.05           Other Notices. In case at any time:

(a)           the Company pays any dividends payable in stock upon its Common Shares or makes any distributions (other than regular cash dividends) to the holders of its Common Shares;

(b)           the Company offers for subscription pro rata to the holders of its Common Shares any additional shares of stock, securities convertible into Common Shares, securities of any class, or any other rights;

(c)           there is a capital reorganization, a classification of the capital stock of the Company or a consolidation or merger of the Company with, or a sale of all or substantially all of its assets to, another entity;

(d)           the Company proposes to make a tender offer, redemption offer or exchange offer with respect to the Common Shares; or

(e)           there is a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of these cases, the Company shall give written notice in the manner set forth in Section 3.04 of this Agreement of the date on which (i) the books of the Company close or a record is taken for the dividend, distribution, subscription or offer rights, or (ii) the reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up takes place. The notice also shall specify the date as of which the holders of record of Common Shares shall participate in dividend, distribution, subscription or offer rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon the reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up. The notice shall be given and published at least twenty (20) days prior to the transaction in question and not less than twenty (20) days prior to the record date or the date on which the Company’s transfer books are closed with respect to the transaction. Failure to give or publish the notice, or any defect in the notice, shall not affect the legality or validity of any transaction covered or to be covered in the notice.

3.06           No Fractional Shares.  Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Article III, the Registered Holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Warrant Share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of Warrant Shares to be issued to the Registered Holder.

3.07           Form of Warrant. The form of Warrant need not be changed due to any change pursuant to this Article III, and Warrants issued after a change may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant hereto. However, at any time in its sole discretion, the Company may make any change in the form of Warrant that it may deem appropriate and that does not affect the substance of the Warrants. Any Warrant subsequently issued and countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

Article IV
Other Provisions Relating to Rights of Registered Holders of Warrants

4.01           No Rights as Shareholder Conferred by Warrants. A Warrant does not entitle its Registered Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

4.02           Lost, Stolen, Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company in place of the allegedly lost, stolen, mutilated, or destroyed Warrant, whether or not anyone shall attempt to enforce the allegedly lost, stolen, mutilated, or destroyed Warrant at any time.

4.03           Reservation of Common Shares. The Company shall at all times reserve and keep available the number of its authorized but unissued Common Shares which is sufficient to permit the exercise in full of the Warrants pursuant to the terms hereof. If at any time the number of authorized but unissued Common Shares is not sufficient for these purposes, the Company shall take such corporate action as, in the opinion of counsel, may be necessary to increase its authorized but unissued shares to the number of Common Shares sufficient for these purposes.

4.04           Registration under the Securities Act. The Company agrees that prior to the commencement of the Exercise Period, it shall use its best efforts to file with the Securities and Exchange Commission (the “Commission”) an amendment or post-effective amendment, as the case may be, to the registration statement on Form F-1, as amended and initially filed with the Commission on January 27, 2009, providing for the registration of the Warrant and the Warrant Shares under the Securities Act, and it shall use its best efforts to take such action as is necessary to qualify the same for sale in those states in which the Warrants were initially offered by the Company. In either case, the Company will use its best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. The provisions of this Section 4.04 may not be modified, amended or deleted without the prior written consent of the Company and the Warrant Agent.

Article V
Redemption

5.01           Redemption. The Company reserves the right to redeem all, but not less than all, of the unexercised Warrants at any time, provided that (i) the closing sale price of the Common Shares on the principal trading market where the Common Shares are approved for quotation or the principal national securities exchange where the Common Shares are listed (the “Principal Market”) exceeds $0.75 per share on each of the ten (10) consecutive trading days ending within 10 days prior to the date on which notice of such redemption is given by the Company, and (ii) an effective registration statement covering the Warrants and the Warrant Shares is in place for the entire Redemption Period.  The redemption price of the Warrants shall be $.001 per share (the “Redemption Price”).  Any Warrant either not exercised or not tendered back to the Company by the end of the Redemption Period shall be canceled on the books of the Company, and the Company shall be deemed appointed at such time as the Registered Holder’s attorney in fact for the purpose of canceling such Warrants, and such Warrants shall have no further value except for the Redemption Price.  Upon redemption of the Warrants and payment by the Company of the Redemption Price, the Registered Holder(s) will have no further rights with respect to the Warrants

5.02           Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all, but not less than all, of the unexercised Warrants, the Company shall fix a date for the redemption.  Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption (the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

5.03           Exercise After Notice of Redemption. Notwithstanding the foregoing, the Registered Holder may exercise the Warrants at any time during the Redemption Period and prior to the time and date fixed for redemption.

Article VI
Registration, Ownership and Transfer of Warrants

6.01           Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Registered Holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

6.02           Ownership of Warrants. Warrants issued pursuant to this Agreement shall be treated as owned only by the Registered Holder as determined by the Warrant Agent.  Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register, as the Registered Holder of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

6.03           Transfer of Warrants.

(a)           Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer with the Assignment form set forth in the Warrant duly completed and executed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Any such transfer shall be made pursuant to a registration statement covering the Warrants in satisfaction of the prospectus delivery requirements (or access pursuant to Rule 172), as applicable. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

(b)           Procedure for Surrender of Warrants. Subject to Section 6.03(a), Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or with the Assignment form set forth in the Warrant duly completed and executed for a transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(c)           Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant for a fraction of a Warrant.

(d)           Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

(e)           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Article VI, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

Article VII
Warrant Agent

7.01           Resignation, Consolidation or Merger of Warrant Agent.

(a)           The Warrant Agent, or any successor or assign to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days notice in writing to the Company, except that shorter notice may be given if the Company, in writing, accepts such shorter notice as sufficient.  If the office of Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.

(b)           If the Company fails to make an appointment within sixty (60) days after it has been notified in writing of a resignation or an incapacity by the Warrant Agent or by the Registered Holder of a Warrant (who must, with any notice, submit the Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by a court, must be an entity organized, doing business and existing under the laws of the State of New York and under the laws of the United States of America, in good standing and having its principal office in New York, and be authorized under such laws to exercise corporate trust powers, be subject to supervision or examination by federal or state authorities, and have a combined capital and surplus of not less than $5,000,000.  The combined capital and surplus of any successor Warrant Agent shall be deemed to be the combined capital and surplus set forth in the most recent report of its condition published prior to its appointment, provided that these reports are published at least annually pursuant to law or to the requirements of a federal or state supervision or examining authority.

(c)           After appointment, any successor Warrant Agent shall be vested with all the authorities, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent under this Agreement without any further act or deed. However, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the Company’s expense, an instrument transferring to a successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of a Warrant Agent hereunder.  Not later than the effective date of any appointment the Company shall give notice of the appointment to the predecessor Warrant Agent, the transfer agent for the Common Shares and to the Registered Holders of the Warrants.  Failure to give notice, or any defect in a notice, shall not affect the validity of the appointment of a successor Warrant Agent.

(d)           Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent is a party shall be the successor Warrant Agent under this Agreement without any further act.

7.02           Fees and Expenses of Warrant Agent. The Company shall (a) pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and reimburse the Warrant Agent upon demand for all expenditures that it may reasonably incur in the execution of its duties hereunder; and (b) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all further and other acts, instruments and assurances that reasonably may be required by the Warrant Agent to carry out or perform this Agreement.

7.03           Liability of Warrant Agent.

(a)           The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company) and the opinion of legal counsel shall be full and complete authorization and protection to the Warrant Agent with respect to any action taken or omitted by it in good faith and in accordance with the opinion.

(b)           Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chief Executive Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(c)           The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.  The Warrant Agent shall indemnify and hold harmless the Company, its employees and agents from and against any loss, damage, liability or claim suffered, incurred by, or asserted against the Company, its employees and agents, including reasonable counsel fees, arising out of, in connection with or based upon any act or omission by the Warrant Agent relating in any way to this Agreement or its services hereunder resulting from the Warrant Agent’s negligence, willful misconduct or bad faith.

(d)           The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recital contained in this Agreement or in the Warrants (except its countersignature of the Warrants) or be required to verify the statements or recitals, and all of these statements and recitals are and shall be deemed to have been made only by the Company.

(e)           The Warrant Agent shall not be responsible for (i) the validity of this Agreement, (ii) the execution and delivery of this Agreement or the validity and execution of any Warrants (except its countersignature or execution of the Warrants), (iii) any breach by the Company of any covenant or condition contained herein or in any Warrant, (iv) the making of any such adjustment required by Article III of this Agreement or (v) the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any adjustment. The Warrant Agent also, by any act under or pursuant hereto, shall not be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant hereto, as to any Warrant or as to whether, when issued, Warrant Shares shall be duly and validly issued, fully paid and nonassessable.

7.04           Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform this Agreement upon the terms and conditions set forth herein. Among other things, the Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by it for the purchase of Warrant Shares through the exercise of Warrants.

Article VIII
Other Matters

8.01           Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Sections 2.01 and 2.02, respectively, without the consent of the Registered Holders.

8.02           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.03           Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

8.04           Notices and Demands to Company and Warrant Agent. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Company, the Warrant Agent or by the Registered Holder of any Warrant shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing), as follows:

To the Company:	North American Minerals Group Inc. 208 Woodpark Place, SW Calgary, Alberta T2W 2S5, Canada Fax: (800) 424-3465

To the Warrant Agent:	Register And Transfer Company 10 Commerce Drive Cranford, NJ 07016 Fax: (908) 497-2314

8.05           Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New Jersey, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the federal or state courts in the State of New Jersey within Union County and irrevocably submits to such personal and exclusive jurisdiction. The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the parties may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.04 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.06           Persons Having Rights Under This Agreement. Nothing expressed in this Agreement and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or entity other than the parties to this Agreement and the Registered Holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, conditions, stipulation, promise or agreement contained herein, and all covenants, conditions, stipulations, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and of the Registered Holders of the Warrants.

8.07           Examination of Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require the Registered Holder seeking inspection to submit the Warrant for inspection by it.

8.08           Effect of Headings. The article and section headings in this Agreement are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

8.09           Counterparts. This Agreement may be executed in any number of original, facsimile or electronically transmitted counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

NORTH AMERICAN MINERALS GROUP INC.

By:	/s/ Zacharia Waxler
Name: Zacharia Waxler
Title: CFO

REGISTRAR AND TRANSFER COMPANY

By:	/s/ William Tatler
Name: William Tatler
Title: Vice President